EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated December 10, 2001 between DENDRITE INTERNATIONAL, INC., a New Jersey Corporation (“Dendrite”), having its principal place of business at 1200 Mt. Kemble Avenue, Morristown, New Jersey 07960, and LUKE BESHAR (“Employee”), having an address at 12 Lorraine Road, Summit, New Jersey 07901.

     WHEREAS, Dendrite, its affiliates, and subsidiaries develop and own what is referred to as Territory Management Systems and related hardware and equipment;

     WHEREAS, Employee is or desires to be employed by Dendrite and Dendrite desires to employ Employee; and

     WHEREAS, Dendrite is willing to provide certain confidential and proprietary information to Employee for the limited purpose of enabling Employee to carry out duties in connection with his employment by Dendrite.

RECITAL:

     NOW, THEREFORE, it is agreed as follows:

1. EMPLOYMENT AT WILL

     Dendrite hereby employs Employee, and Employee hereby accepts such employment, as a Senior Vice President and Chief Financial Officer of Dendrite. Dendrite hereby employs Employee as an at-will employee. This employment may be terminated at any time for any reason with or without cause by Dendrite. Employee agrees to provide two (2) weeks’ notice to Dendrite before terminating his employment.

2. DUTIES

     Employee shall perform those duties as may from time to time be reasonably assigned to him and shall carry out any assignments related to Dendrite or its affiliates as directed consistent with his position as Chief Financial Officer of Dendrite. Employee shall report to the Chief Executive Officer of Dendrite (currently John Bailye). Employee shall devote his full time attention, energy, knowledge, skill and best efforts solely and exclusively to the duties assigned to him which he shall faithfully and diligently perform. Employee shall report to Dendrite as may be reasonably required and will fully account for all records, data, materials or other property belonging to Dendrite or its customers of which he is given custody. Dendrite may, from time to time, establish rules and regulations and Employee shall faithfully observe these in the performance of his duties. Employee shall further comply with all policies and directives of Dendrite.

3. COMPENSATION

     (a) Dendrite shall pay Employee for his services a base salary at a rate of $300,000 per annum to be paid on a semi-monthly basis in accordance with Dendrite’s regular payroll practices.

     (b) Commencing on January 1, 2002, Employee shall be eligible to receive an annual bonus (the “Bonus”) with a target of $225,000, payable at the same time the Bonus is paid to other similarly situated employees of Dendrite; provided, however, that the payment of the Bonus is subject to: (a) Dendrite’s achievement of annual financial goals as set forth in the Board approved annual business plan, (b) such other objectives as mutually agreed upon in writing, and (c) Employee remaining in the employ of Dendrite as of the end of any such year.

     (c) Pursuant to Dendrite’s 1997 Stock Plan, as amended (the “Stock Plan”), upon the execution of this Agreement, Dendrite shall give Employee an option to purchase 200,000 shares of the common stock of Dendrite. The price for such options shall be determined by the Option Committee and Compensation Committee of the Board. Employee’s entitlement to such options shall be subject to (i) a four-year vesting schedule, (ii) approval by the Board, which approval shall not be unreasonably withheld, (iii) Employee’s execution of a definitive option agreement in form and substance satisfactory to Dendrite and (iv) in all instances subject to the terms and conditions of the Stock Plan. Notwithstanding anything to the contrary, in the event of a “Change in Control” (as defined below), if Employee is not retained in a similar position or no similar position is offered to Employee in the one year period following a “Change in Control,” all of Employee’s options previously granted to him at the time of such event shall immediately vest.

     (d) For purposes of this Agreement, "Change in Control," means the occurrence of any one of the following events:

     (i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Dendrite representing 33% or more of the combined voting power of Dendrite’s then outstanding securities eligible to vote for the election of the Board (the “Dendrite Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Dendrite or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by Dendrite or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), (E) pursuant to any acquisition by Employee or any group of persons including Employee or any entity controlled by Employee or such group (“Employee Holders”), or (F) a transaction (other than one described in paragraph (iii) below) in which Dendrite Voting Securities are acquired from Dendrite, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i). Notwithstanding the foregoing, a transaction that would otherwise be considered a Change in Control but for the operation of clauses D or F of this paragraph (i) will be deemed a Change in Control if John Bailye immediately after the consummation of such a transaction is neither Chairman, President or Chief Executive Officer (or holds a position comparable to the foregoing positions) of Dendrite or any successor corporation to Dendrite as a result of such Change in Control transaction;

     (ii) individuals who, on Employee’s first date of employment, constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Dendrite in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of Dendrite initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

     (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization (other than a transaction with Employee, any group of persons including Employee or any entity controlled by Employee or such a group of persons) involving Dendrite or any of its subsidiaries that requires the approval of Dendrite’s stockholders whether for such transaction or the issuance of securities in connection with the transaction or otherwise, (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Dendrite Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Dendrite Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Dendrite Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than the Employee Holders or any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 33% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

     (iv) the stockholders of Dendrite approve a sale of all or substantially all of the Dendrite's assets.

Notwithstanding the foregoing, a Change in Control of Dendrite shall not be deemed to occur solely because any person acquires beneficial ownership of more than 33% of Dendrite Voting Securities as a result of the acquisition of Dendrite Voting Securities by Dendrite which, by reducing the number of Dendrite Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided that if a Change in Control of Dendrite would occur as a result of such an acquisition by Dendrite (if not for the operation of this sentence), and after Dendrite’s acquisition such person becomes the beneficial owner of additional Dendrite Voting Securities that increase the percentage of outstanding Dendrite Voting Securities beneficially owned by such person, then a Change in Control of Dendrite shall occur.

4. TERMINATION; SEVERANCE

     (a) Upon Employee’s termination of employment by Dendrite for any reason other than termination by Dendrite for Cause (as defined below), Disability (as defined below) or upon Employee’s death, Employee shall solely be entitled to (subject to any applicable off-sets) applicable payments and benefits in Section 4(b) or 4(c), his base salary through the date of his termination, and payment for any unused but accrued vacation through the date of termination.

     (b) If Employee’s employment is terminated for any reason other than death, Cause or Disability, the Employee shall be entitled to receive severance payments in an aggregate amount equal to the sum of twelve (12) months’ base salary (calculated at the rate of base salary then being paid to Employee as of the date of termination). The severance payments to be paid to Employee under this Section 4(b) shall be referred to herein as the “Severance Payment”. Employee’s Severance Payment shall be paid by Dendrite in cash in consecutive equal monthly payments commencing not later than thirty (30) days after the effective date of the termination of Employee’s employment. No interest shall accrue or be payable on or with respect to any Severance Payment. In the event of a termination of Employee’s employment described in this Section 4(b), Employee shall be provided continued “COBRA” coverage pursuant to Sections 601 et seq. of ERISA under Dendrite’s group medical and dental plans. During the period which Employee receives the Severance Payment, Employee’s cost of COBRA coverage shall be paid by Dendrite, less the employee contribution rate paid by active employees of Dendrite for the same coverage under Dendrite’s group health and dental plans. Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer and becomes eligible to receive health coverage from such employer, the payment of COBRA coverage by Dendrite as described herein shall cease.

     (c) Employee may terminate his employment and receive the Severance Payment and benefits under Section 4(b), if, without Employee’s express written consent, the occurrence of any of the following events which is not corrected within ten (10) days following written notice of such event given by Employee to Dendrite: (i) any requirement of Dendrite that Employee be based anywhere other than Dendrite’s current executive offices; provided this subsection (i) shall not be triggered if such executive offices are located within fifty (50) miles of its current location or within the borough of Manhattan; (ii) a reduction in Employee’s base salary other than a proportional across-the-board reduction of base salary affecting other senior executives of Dendrite; (iii) the assignment to Employee of any duties or responsibilities materially and adversely inconsistent with Employee’s position (including any material reduction of such duties or responsibilities) or (iv) a material and adverse change in Employee’s reporting responsibilities, titles or offices (other than membership on the Board) with Dendrite, including but not limited to, not reporting to the Chief Executive Officer of Dendrite. Employee must notify Dendrite of any event set forth above within thirty (30) days following Employee’s knowledge of its existence or such event shall not trigger Employee’s rights under this Section 4(c).

     (d) If Employee’s employment hereunder is terminated in the one year period following a Change in Control by Employee for Good Reason (as defined below) or by Dendrite without Cause (as defined below), the Employee shall be entitled to receive severance payments in an aggregate amount equal to the sum of twelve (12) months base salary (calculated at the rate of base salary then being paid to Employee as of the date of termination). The severance payments to be paid to Employee under this Section 4(d) shall be referred to herein as the “Change in Control Severance Payment”. Employee’s Change In Control Severance Payment shall be paid by Dendrite in cash in twelve (12) consecutive equal monthly payments commencing not later than thirty (30) days after the effective date of the termination of Employee’s employment. No interest shall accrue or be payable on or with respect to any Severance Payment. In the event of a termination of Employee’s employment described in this Section 4(d), Employee shall be provided continued “COBRA” coverage pursuant to Sections 601 et seq. of ERISA under Dendrite’s group medical and dental plans. During the period which Employee receives the Change in Control Severance Payment, Employee’s cost of COBRA coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite’s group health and dental plans. Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer and becomes eligible to receive health coverage from such employer, the payment of COBRA coverage by Dendrite as described herein shall cease. For purposes of clarification, Employee shall not be entitled to payment and benefits under Sections 4(b), 4(c) and 4(d).

     (e) The making of any Severance Payments under Sections 4(b), 4(c) or 4(d) hereunder is conditioned upon the signing of a general release in a form substantially similar to the form attached hereto as Exhibit A. In the event Employee breaches Sections 7, 8, 9, 11 or 12 of this Agreement, in addition to any other remedies at law or in equity, Dendrite may cease making any severance payment or any payments for COBRA coverage otherwise due under Sections 4(b), 4(c) or 4(d). Nothing herein shall affect any of Employee’s obligations or Dendrite’s rights under this Agreement.

     (f) For purposes of this Agreement, “Cause” as used herein shall mean (i) any gross misconduct on the part of Employee with respect to his duties under this Agreement, which is not cured (if curable) within 10 days after written notice of such gross misconduct to Employee by Dendrite; (ii) any gross negligence on the part of Employee with respect to his duties under this Agreement, which is not cured within 10 days after written notice of such gross negligence to Employee by Dendrite; (iii) the engaging by Employee in an indictable offense which relates to Employee’s duties under this Agreement or which is likely to have a material adverse effect on the business of Dendrite, (iv) the commission by Employee of any willful or intentional act which injures in any material respect or could reasonably be expected to injure in any material respect the reputation, business or business relationships of Dendrite, including without limitation, a breach of Sections 6, 7, 8, 9, 11, 12 or 13 of this Agreement, or (v) the engaging by Employee through gross misconduct in conduct which injures materially or could reasonably be expected to injure materially the business or reputation of Dendrite.

     (g) For purposes of this Agreement, “Disabled” as used herein shall have the same meaning as that term, or such substantially equivalent term, has in any group disability policy carried by Dendrite. If no such policy exists, the term “Disabled” shall mean the occurrence of any physical or mental condition which materially interferes with the performance of Employee’s customary duties in his capacity as an employee where such disability has been in effect for a period of six (6) months (excluding permitted vacation time), which need not be consecutive, during any single twelve (12) month period.

     (h) For purposes of this Agreement, “Good Reason” means, without Employee’s express written consent, the occurrence of any of the following events which is not corrected within ten (10) days following written notice of such event given by Employee to Dendrite:

     (i) (A) the assignment to Employee of any duties or responsibilities materially and adversely inconsistent with Employee’s position (including any material diminution of such duties or responsibilities) or (B) a material and adverse change in Employee’s reporting responsibilities, titles or offices (other than membership on the Board) with Dendrite, including but not limited to, not reporting to the Chief Executive Officer of Dendrite.

     (ii) any material breach by Dendrite of Section 3 of this Agreement,

     (iii) the failure of Dendrite to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan (such plans being referred to herein as “Welfare Plans”) in which Employee is participating as of the effective date of this Agreement (or as such benefits and compensation may be increased from time to time), or the taking of any action by Dendrite which would materially and adversely affect Employee’s participation in or materially reduce Employee’s benefits under such Welfare Plans (other than an across-the-board reduction of such benefits affecting senior executives of Dendrite) unless (i) Employee is permitted to participate in other plans providing Employee with substantially comparable benefits (at substantially comparable cost with respect to the Welfare Plans), (ii) any such Welfare Plan does not provide material benefits to Employee (determined in relation to Employee’s compensation and benefits package), (iii) such failure or action is taken at the direction of Employee or with his consent, or (iv) such failure or action is required by law;

     (iv) the failure of Dendrite to obtain the assumption of this Agreement from any successor in the event of a sale of all or substantially all of the assets of Dendrite in one transaction or a series of related transactions; and

     (v) any requirement of Dendrite that Employee be based anywhere other than Dendrite’s current executive offices; provided it shall not constitute Good Reason if such executive offices are located within thirty-five (35) miles of its current location or within the borough of Manhattan.

Employee must notify Dendrite of any event constituting Good Reason within ninety (90) days following Employee’s knowledge of its existence or such event shall not constitute Good Reason under this Agreement.

     (i) In the event Employee terminates his employment with Dendrite without Good Reason or Dendrite terminates Employee’s employment with Dendrite for “Cause” or Employee’s employment ends as a result of his death or becoming “Disabled,” it is understood and agreed that Dendrite’s only obligation is to pay Employee any unused but accrued vacation days and his base salary through the date of his termination, and provide him with an opportunity to continue health coverage for himself and qualifying dependents under Dendrite’s group medical and health plans in accordance with COBRA.

5. BENEFITS

     Dendrite shall provide Employee:

     (i) Vacation. Four weeks vacation per annum in accordance with Dendrite policy in effect from time to time.

     (ii) Business Expenses. Reimbursement for all reasonable travel, entertainment and other reasonable and necessary out-of-pocket expenses incurred by Employee in connection with the performance of his duties. Reimbursement will be made upon the submission by the Employee of appropriate documentation and verification of the expenses.

      (iii) Financial Planning. Reimbursement of financial planning of his choice in an amount not to exceed $10,000 per annum in accordance with Dendrite's policy in effect from time to time.

     (iv) Country Club Membership. Dendrite will pay Employee's membership fees in the Fiddler's Elbow Country Club and entertainment expenses incurred by Employee on behalf of Dendrite.

     (v) Other. Dendrite will provide Employee other benefits to the same extent as may be provided to other employees generally in accordance with Dendrite policy in effect from time to time and subject to the terms and conditions of such benefit plans.

6. BUSINESS OPPORTUNITY

     During Employee’s employment with Dendrite, Employee may acquire knowledge of business opportunities pertaining to the business in which Dendrite or its affiliates are engaged. Employee shall promptly disclose to Dendrite that business opportunity but shall not disclose it to anyone else without Dendrite’s written consent.

7. DENDRITE CONFIDENTIAL INFORMATION

     The Employee will, as a result of his employment with Dendrite, acquire information which is proprietary and confidential to Dendrite. This information includes, but is not limited to, Dendrite’s proprietary software, technical and commercial information, instruction and product information, the design, “look and feel,” navigation and capabilities of Dendrite’s software and products, Dendrite’s proprietary training program methodology regarding the utilization of electronic territory management software and associated customer support services, Dendrite’s methodology for promoting its products and services to its clients, Dendrite’s proprietary Graphic User Interface, the navigational paths through which Dendrite’s clients input and access information stored in the proprietary software, the particularized needs and demands of Dendrite’s clients and the customizations Dendrite makes to its proprietary software to meet those clients’ needs, financial arrangements, salary and compensation information, competitive status, pricing policies, knowledge of suppliers, technical capabilities, discoveries, algorithms, concepts, software in any state of development, designs, drawings, specifications, techniques, models, data, technical manuals, training guides and manuals, research and development materials, processes, procedures, know-how and other business affairs relating to Dendrite. Confidential information also includes any and all technical information involving Dendrite’s work. Employee will keep all such information confidential and will not reveal it at any time to any person or entity without the express written consent of Dendrite. This obligation is to continue in force after employment terminates for whatever reason. Notwithstanding the foregoing, Employee’s obligations hereunder shall not apply to information which: (i) is, or becomes, in the public domain, unless this occurs through a breach of any of the obligations hereunder, (ii) information in the possession of the Employee from a third party source that is not in breach of any obligation owed to Dendrite; or (iii) information required to be disclosed by law.

8. CLIENT CONFIDENTIAL INFORMATION

     Dendrite may, from time to time, be furnished information and data which is proprietary and confidential to its clients, customers or suppliers. Employee will not, at any time for any reason, reveal any information provided by any of Dendrite’s clients, customers or suppliers to anyone, unless provided with prior written consent by Dendrite or by the applicable client, customer or supplier. This obligation is to continue in force after employment terminates for whatever reason.

9. RETURN OF PROPERTY

     Upon termination of employment for any reason or upon the request of Dendrite, Employee shall return to Dendrite all property which Employee received, prepared or helped prepare in connection with his employment including, but not limited to, all copies of any confidential information or material, disks, notes, notebooks, blueprints, customer lists or other papers or material in any tangible media or computer readable form belonging to Dendrite or to any of its customers, clients and suppliers. Employee will not retain any copies, duplicates, reproductions or excerpts thereof.

10. INVENTIONS

     All work performed by Employee and all materials, products, deliverables, inventions, software, ideas, disclosures and improvements, whether patented or unpatented, and copyrighted material made or conceived by Employee, solely or jointly, in whole or in part, during the term of Employee’s employment by Dendrite which (i) relate to methods, apparatus, designs, products, processes or devices sold, licensed, used or under development by Dendrite, (ii) otherwise relate to or pertain to the present, proposed or contemplated business, functions or operations of Dendrite, (iii) relate to Dendrite actual or anticipated research or development, (iv) involve the use of Dendrite’s equipment, supplies or facilities, or (v) result from access to any Dendrite assets, information, inventions or the like, are confidential information, are the property of Dendrite and shall be deemed to be a work made for hire. To the extent that title to any of the foregoing shall not, by operation of law, vest in Dendrite, all right, title and interest therein are hereby irrevocably assigned to Dendrite. Employee agrees to give Dendrite or any person or entity designated by Dendrite reasonable assistance required to perfect its rights therein.

     If Employee conceives any idea, makes any discovery or creates any invention within one (1) year after his termination of employment with Dendrite that relate to any matters pertaining to the business of Dendrite, it shall be deemed that it was conceived while in the employ of Dendrite.

11. RESTRICTION ON FUTURE EMPLOYMENT

     Employee acknowledges (i) the highly competitive nature of the business and the industry in which Dendrite competes; (ii) as Senior Vice President and Chief Financial Officer, he will acquire and have access to confidential information as described in paragraph 7; (iii) that as a key employee of Dendrite he has participated in and will continue to participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, Employee has obtained and will continue to obtain knowledge of the “know-how” and business practices of Dendrite, in which matters Dendrite has a substantial proprietary interest; and (iv) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his position with Dendrite placed and places him in a position of confidence and trust with the clients and employees of Dendrite. In the course of the Employee’s employment with Dendrite, Employee has and will continue to develop a personal relationship with the clients of Dendrite and a knowledge of those clients’ affairs and requirements, and that the relationship of Dendrite with their established clientele will therefore be placed in Employee’s hands in confidence and trust. Employee consequently agrees that it is reasonable and necessary for the protection of the confidential information, goodwill and business of Dendrite that Employee makes the covenants contained herein and that Dendrite would not have entered into this Agreement unless the covenants set forth in this paragraph 10 were contained in this Agreement. Accordingly, Employee agrees that during the period that he is employed by Dendrite and for a period of two (2) years thereafter, he shall not, as an individual, employee, consultant, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of Dendrite, directly or indirectly, and regardless of the reason for his ceasing to be employed by Dendrite:

     (i) perform services that compete with the business or businesses conducted by Dendrite or any of its affiliates or render services to any person or entity which competes with the business or businesses conducted by Dendrite or any of its affiliates (or which business Dendrite can at the time of Employee’s termination of employment establish it will likely conduct within one (1) year following the date of Employee’s termination);

     (ii) attempt in any manner to solicit or accept from any client business of the type performed by Dendrite or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with Dendrite, whether or not the relationship between Dendrite and such client was originally established in whole or in part through Employee’s efforts;

     (iii) employ, attempt to employ or assist anyone else in employing any employee or contractor of Dendrite or induce or attempt to induce any employee or contractor of Dendrite to terminate their employment or engagement with Dendrite; or

      (iv) render to or for any client any services of the type rendered by Dendrite.

As used in this paragraph 11, the term “client” shall mean (1) anyone who is a client of Dendrite on the date of Employee’s termination or, if Employee’s employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”); (2) anyone who was a client of Dendrite at any time during the one (1) year period immediately preceding the Determination Date; (3) any prospective client to whom Dendrite had made a new business presentation (or similar offering of services) at any time during the one (1) year period immediately preceding the Determination Date; and (4) any prospective client to whom Dendrite made a new business presentation (or similar offering of services) at any time within six (6) months after the date of Employee’s termination (but only if the initial discussions between Dendrite and such prospective client relating to the rendering of services occurred prior to the date of Employee’s termination, and only if Employee actively participated in or supervised such discussions). For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation or similar offering of services” or a “discussion”. In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “client” as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by Dendrite.

     For a two (2) year period after the termination of Employee’s employment for any reason whatsoever, Employee agrees to promptly notify Dendrite in writing the identity of all subsequent employers. Employee agrees to provide such information as Employer may from time to time request to determine Employee’s employer.

12. NON-DISPARAGEMENT

     Employee agrees that he will not at any time make any statement, observation or opinion, or communicate any information (whether oral or written) that is likely to come to the attention of any client or employee of Dendrite or any member of the media, which statement is derogatory of or casts in a negative light Dendrite or its officers, directors and employees and has a material adverse effect on such parties, or otherwise engage in any activity which is inimical to the interests of Dendrite.

13. OUTSIDE CONTRACTING

     Employee shall not enter into any agreements to provide programming or other services to any company, person or organization outside of his employment by Dendrite (an “Outside Agreement”) without the prior written express consent from Dendrite. Employee must notify Dendrite of his intent to enter into an Outside Agreement specifying therein the other party to such Outside Agreement and the type of programming and/or services to be provided by Employee. Dendrite shall not unreasonably withhold permission to Employee to enter into Outside Agreements unless such Outside Agreements (i) are with competitors or potential competitors of Dendrite, or (ii) as determined in Dendrite’s sole discretion, shall substantially hamper or prohibit Employee from satisfactorily carrying out all duties assigned to Employee by Dendrite.

14. AFTER-HOURS DEVELOPMENT

     In the event that Employee shall develop any software which, pursuant to Section 9 herein, is not the property of Dendrite, Dendrite shall have a right of first refusal to publish and/or purchase the rights to such software. Employee shall notify Dendrite of any such after-hours development as soon as reasonably possible before or during the development process including a description of the intended functions of the after-hours development and the estimated date of completion.

15. PRIOR EMPLOYMENT

     Employee represents and warrants that Employee has not taken or otherwise misappropriated and does not have in Employee’s possession or control any confidential and proprietary information belonging to any of Employee’s prior employers or connected with or derived from Employee’s services to prior employers. Employee represents and warrants that Employee has returned to all prior employers any and all such confidential and proprietary information. Employee further acknowledges, represents and warrants that Dendrite has informed Employee that Employee is not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with Employee’s employment by Dendrite. Employee agrees, represents and warrants that Employee will not use such information. Employee shall indemnify and hold harmless Dendrite from any and all claims arising from any breach of the representations and warranties in this Section.

16. REMEDIES

     The parties agree that in the event Employee breaches or threatens to breach this Agreement, money damages may be an inadequate remedy for Dendrite and that Dendrite will not have an adequate remedy at law. It is understood, therefore, that in the event of a breach or threatened breach of this Agreement by Employee, Dendrite shall have the right to obtain from a court of competent jurisdiction restraints or injunctions prohibiting Employee from breaching or threatening to breach this Agreement. In that event, the parties agree that Dendrite will not be required to post bond or other security. It is also agreed that any restraints or injunctions issued against Employee shall be in addition to any other remedies which Dendrite may have available to it.

17. APPLICABLE LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the conflicts of laws.

18. NOTICES

     In the event any notice is required to be given under the terms of this Agreement, it shall be delivered in the English language, in writing, as follows:

If to Employee:
Luke M. Beshar 12 Lorraine Road Summit, New Jersey 07901

If to Dendrite:
Attn: General Counsel Dendrite International, Inc. 1200 Mount Kemble Drive Morristown, New Jersey 07960

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

19. NON-ASSIGNABILITY

     Employee’s rights or obligations under the terms of this Agreement or of any other agreement with Dendrite may not be assigned. Any attempted assignment will be void as to Dendrite. Dendrite may, however, assign its rights to any affiliated or successor entity, except that the scope of Section 11 shall remain limited to its scope prior to any such assignment.

20. BINDING AGREEMENT

     This Agreement shall be binding upon and inure to the benefit of Employee’s heirs and personal representatives and to the successors and assigns of Dendrite.

21. INTEGRATION

     This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof. No representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party.

22. WAIVER

     This Agreement may not be modified or waived except by a writing signed by both parties. No waiver by either party of any breach by the other shall be considered a waiver of any subsequent breach of the Agreement.

23. ARBITRATION

     (a) If any dispute arises between Employee and Dendrite that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable rules of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature; provided, however, that Dendrite may enforce Employee’s obligations under Sections 6 through 13 hereof by an action for injunctive relief and damages in a court of competent jurisdiction at any time prior or subsequent to the commencement of an arbitration proceeding as herein provided.

     (b) This Section 23 shall apply to claims arising under state and federal statutes, local ordinances, and the common law. The arbitrator shall apply the same substantive law that a court with jurisdiction over the parties and their dispute would apply under the terms of this Agreement. The arbitrator’s remedial authority shall equal the remedial power that a court with jurisdiction over the parties and their dispute would have. The arbitrator shall, upon an appropriate motion, dismiss any claim brought in arbitration if he or she determines that the claim could not properly have been pursued through court litigation. If the then-applicable rules of the American Arbitration Association conflict with the procedures of this Section 23, the latter shall apply.

     (c) If the parties cannot agree upon an arbitrator, the parties shall select a single arbitrator from a list of seven arbitrators provided by the Somerset, New Jersey office of the American Arbitration Association. All seven listed arbitrators shall be retired judges experienced in employment law and/or persons actively involved in hearing private cases. If the parties cannot agree on selecting an arbitrator from that list, then the parties shall alternately strike names from the list, with the first party to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator.

     (d) Each party may be represented by counsel or by another representative of the party’s choice, and each party shall pay the costs and fees of its counsel or other representative and its own filing or administrative fees.

     (e) The arbitrator shall render an award and opinion in the form typical of those rendered in labor arbitrations, and that award shall be final and binding and non-appealable. To the extent that any part of this Section 23 is found to be legally unenforceable for any reason, that part shall be modified or deleted in such a manner as to render this Section 23 (or the remainder of this Section) legally enforceable and as to ensure that except as provided in clause (b) of this Section 23, all conflicts between Dendrite and Employee shall be resolved by neutral, binding arbitration. The remainder of this Section 23 shall not be affected by any such modification or deletion but shall be construed as severable and independent. If a court finds that the arbitration procedures of this Section 23 are not absolutely binding, then the parties intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

     (f) Unless the parties agree otherwise, any arbitration shall take place in Newark, New Jersey in such location as agreed to by Dendrite and Employee. If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location within the State of New Jersey.

     (g) Employee has read and understands this Section 23 which discusses arbitration. Employee understands that by signing this Agreement, Employee agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of Employee’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

     (i) Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

     (ii) Any and all claims for violation of any federal. state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act and the New Jersey Law Against Discrimination; and

     (iii) Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

     (h) Employee (i) understands that other options such as federal and state administrative remedies and judicial remedies exist and (ii) knows that by signing this Agreement those remedies are forever precluded and that regardless of the nature of Employee’s complaint, Employee knows that it can only be resolved by arbitration.

24. SEVERABILITY

     If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

25. JURISDICTION

     The State of New Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to Sections 6-13 of this Agreement except that Dendrite may institute any such suit against the Employee in any jurisdiction in which the Employee may be at the time. In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be effected upon any party by delivering it to the address in this Agreement specified for that party in Section 18.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the first date written above.

DENDRITE INTERNATIONAL, INC. By: CHRISTINE A. PELLIZZARI —————————————— LUKE M. BESHAR —————————————— EMPLOYEE 12/10/01 —————————————— Date

Exhibit A

FORM OF SEVERANCE AGREEMENT AND GENERAL RELEASE

(subject to modification by virtue of applicable chances of law)

     This Severance Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between DENDRITE INTERNATIONAL, INC. (“Employer”), and __________ (“Employee”) concerning Employee’s employment and termination thereof

     1. Employment Status:

     (a) Employee’s last date of employment with Employer pursuant to the Employment Agreement by and between Employee and Employer dated as of _______ (the “Employment Agreement”) or otherwise will be _________ (the “Termination Date”).

     (b) Employee will be paid his/her salary through the Termination Date in accordance with normal payroll practices. Employee will also be paid for any unused accrued vacation days, less applicable withholding taxes. Employee expressly forfeits any rights he/she may have to any unvested stock options under the Dendrite International, Inc. 1997 Stock Incentive Plan, as amended, or otherwise.

     (c) Except as otherwise set forth in this Agreement, from and after the Termination Date, Employee shall not be entitled to receive any further compensation or monies from Employer or to receive any benefits or participate in any benefit plan or program of Employer, including but not limited to, the Employer’s 401(k) Plan and Stock Purchase Plan. Notwithstanding the foregoing, or any other provision of this Agreement, Employee will retain any rights that he has to vested benefits under the Dendrite’s 401(k) Plan.

      2. Severance: Provided Employee complies with his/her obligations under this Agreement, including but not limited to his/her obligations under paragraph 5, Employee shall be entitled to severance as follows:

     (a) Commencing on the Termination Date and continuing for a period of ____________ thereafter (the “Severance Period”), Employer will continue to pay Employee his/her base salary of $_______, less applicable withholding taxes (the “Severance Payments”). The Severance Payments will be paid to Employee in accordance with the Employer’s normal payroll policies. The first severance payment will be made in the next payroll period following the Effective Date (as defined in paragraph 8).

     (b) Employee’s health coverage under the Employee’s group plan will terminate on the Termination Date. Thereafter, Employee will be provided an opportunity to continue such coverage under the Employer’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA). Provided Employee elects COBRA coverage, during the Severance Period, Employee’s cost of COBRA coverage shall be the same as the amount paid by employees of the Employer for the same coverage under the Employer’s group health and dental plans. Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer and becomes eligible to receive health coverage from such employer, the payment of COBRA coverage by the Employer as described in this paragraph 2(b) shall cease.

     3. Full Release: In consideration of the compensation and benefits provided in paragraph 2 herein, Employee, for himself/herself, his/her heirs, executors, administrator, successors, and assigns (hereinafter referred to as the “Releasors”) hereby fully releases and discharges Employer, and its subsidiaries, parents, affiliates, successors or assigns together with their respective officers, directors, employees, agents, insurers, underwriters (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Releasees”), from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages, attorneys’ fees, and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees by reason of any matter, fact or cause whatsoever from the beginning of time to the Effective Date of this Agreement, including, without limitation, all claims arising out of or in any way related to Employee’s employment or the termination of his/her employment.

     This Agreement of Employee shall be binding on the executors, heirs, administrators, successors and assigns of Employee and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Releasees.

     4. Confidentiality: Employee agrees that the terms of this Agreement have been and shall be held strictly confidential by him/her and his/her attorneys and accountants, and that he/she shall not, and shall instruct his/her attorneys and accountants not to disclose any such information, orally or in writing, to anyone else, including without limitation, any past, present or future employee or agent of the Employer. Employee recognizes that, in the event he/she or his/her attorneys disclose any information contrary to the confidentiality provisions of this Agreement, any such disclosure would be a material breach of the Agreement for which the Employer shall be entitled to cease making any payments or providing any benefits under paragraph 2 of this Agreement, recover payments made under paragraph 2 of this Agreement, in addition to its other remedies in law, equity, and under this Agreement. The foregoing shall not prohibit disclosure (i) as may be ordered by any regulatory agency or court or as required by other lawful process, or (ii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement.

     5. Return of Property: Employee represents that he/she has returned to Employer all property which Employee received, prepared or helped to prepare in connection with his employment including, but not limited to, all confidential information and all disks, notes, notebooks, blueprints, customer lists or other papers or material in any tangible media or computer readable form belonging to Employer or any of its customers, clients or suppliers, Employee represents he/she has not retained any copies, duplicates or excerpts of any of the foregoing materials. If Employee fails to comply with his/her obligations under this paragraph 5, Employer will have no obligation to provide severance payments or benefits pursuant to paragraph 2.

     6. Non-Disparagement: Employee agrees that he will not at any time make any statement, observation or opinion, or communicate any information (whether oral or written) that is likely to come to the attention of any client or employee of Dendrite or any member of the media, which statement is derogatory of or casts in a negative light Dendrite or its officers, directors and employees and has a material adverse effect on such parties, or otherwise engage in any activity which is inimical to the interests of Dendrite.

     7. No Effect on Duties, Obligations or Restrictions Contained in Employment Agreement: This Agreement does not amend, modify, waive or affect in any way Employee’s duties, obligations or restrictions under Sections 6, 7, 8, 9, 10, 11, 12, 15, 16, 17, 18, 19, 20, 21, 22, 23, and 24 of the Employment Agreement. Such Sections are hereby incorporated by reference and Employee agrees to abide by such provisions.

      8. Releasees’ Express Denial of Liability: The payment by the Releasees of the amount specified herein above shall not be deemed an admission that any liability of the Releasees exists, and in making such payment Releasees do not admit, and expressly deny, any liability.

     9. Waiver of Rights Under Other Statutes: Employee understands that this Agreement includes the waiver of claims and rights Employee may have under other applicable statutes, including without limitation, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Employee Retirement Income Security Act; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the New Jersey Family Leave Act; the New Jersey Law Against Discrimination; the Fair Labor Standards Act; the New Jersey Wage and Hour Act; and/or the New Jersey Conscientious Employee Protection Act, and any and all amendments to any of same.

     10. Waiver of Rights Under the Age Discrimination Act: Employee understands that this Agreement, and the release contained herein, waives claims and rights Employee might have under the Age Discrimination in Employment Act (“ADEA”). The monies and other benefits offered to Employee in this Agreement are in addition to any sums or benefits that Employee would be entitled without signing this Agreement. For a period of seven (7) days following execution of this Agreement, Employee may revoke the terms of this Agreement by a written document received by Employer on or before the end of the seven (7) day period (the “Effective Date”). The Agreement will not be effective until said revocation period has expired. Employee acknowledges that he/she been given up to twenty-one (21) days to decide whether to sign this Agreement. Employee has been advised to consult with an attorney prior to executing this Agreement.

     11. No Suit: Employee represents that he/she not filed or permitted to be filed against the Employer or any of the other Releasees, individually or collectively, any lawsuits, and he/she covenants and agrees that he/she will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement, except as may be necessary to enforce this Agreement or to challenge the validity of the release of his/her rights under the ADEA. Except as otherwise provided in the preceding sentence, Employee will not voluntarily participate in any judicial proceeding against any of the Releasees that in any way involve the allegations and facts that he/she could have raised against any of the Releasees in any forum as of the date hereof. Employee agrees that he/she will not encourage or cooperate with any other current or former employee of Employer or any potential plaintiff to commence any legal action or make any claim against the Employer or against the Releasees in respect of such persons employment with the Employer or otherwise.

     12. Remedies: In the event Employee breaches any of the provisions of this Agreement (and in addition to any other legal or equitable remedy it may have), the Employer shall be entitled to cease making any payments or providing any benefits under paragraph 2 of this Agreement, recover any payments made under paragraph 2 (except two weeks), and recover the reasonable costs and attorneys’ fees incurred in seeking relief for any such alleged breach. The remedies set forth in this paragraph 12 shall not apply to any challenge to the validity of the waiver and release of Employee’s rights under the ADEA. In the event Employee challenges the validity of the waiver and release of his/her rights under the ADEA, then Employer’s right to attorney’s fees and costs shall be governed by the provisions of the ADEA, so that Employer may recover such fees and costs if the lawsuit is brought by Employee in bad faith. Nothing herein shall affect in any way any of Employee’s obligations under this Agreement, including, but not limited to, his/her release of claims under paragraphs 3, 9 and 10. Employee further agrees that nothing in this Agreement shall preclude Employer from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

     13. Entire Agreement: Except as otherwise set forth herein, this Agreement sets forth the entire agreement between the parties relating to the subject matter hereof. This Agreement may not be changed orally but changed only in a writing signed by both parties.

     14. Miscellaneous:

     (a) This Agreement shall be governed in all respects by laws of the State of New Jersey.

     (b) In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with the applicable law.

     (c) The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

     (d) Employee represents that in executing this Agreement, he/she has not relied upon any representation or statement, whether oral or written, not set forth herein.

     IN WITNESS THEREOF, Employer and Employee have executed this Severance Agreement and General Release on this ___ day of __________, 2001.

DENDRITE INTERNATIONAL, INC. By: —————————————— Date: ——————————————